Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

CHAMPIONX HOLDING INC.

March 27, 2020

ChampionX Holding Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.

This Certificate of Amendment to the Certificate of Incorporation (this “Amendment”) was duly adopted by the Board of Directors of the Corporation and duly approved by the sole stockholder of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

2.	The text of Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

CAPITALIZATION

The total number of shares of stock which the Corporation shall have the authority to issue is one hundred fifty million (150,000,000), all of the par value of $0.01 per share. All such shares are of one class and are designated as Common Stock.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment be executed on its behalf this 27th day of March, 2020.

CHAMPIONX HOLDING INC.

By:	/s/ David F. Duvick
Name: David F. Duvick
Title: Assistant Secretary

[Signature Page to Certificate of Amendment to the Certificate of Incorporation for ChampionX Holding Inc.]